EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-36324) pertaining to the Minuteman International, Inc. 2000 Restricted Stock Plan of our report dated February 12, 2004, with respect to the consolidated financial statements and schedule of Minuteman International, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ Ernst & Young LLP
March 9, 2004
Chicago, Illinois